Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Komag, Incorporated
at
$32.25 Net Per Share
by
State M Corporation,
a wholly owned subsidiary of
Western Digital Technologies, Inc.,
a wholly owned subsidiary of
Western Digital Corporation

July 11, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated July 11, 2007 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by State M Corporation, a Delaware corporation (the “Offeror”) and a wholly owned subsidiary of Western Digital Technologies, Inc., a Delaware corporation and a wholly owned subsidiary of Western Digital Corporation, a Delaware corporation (“Parent”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Komag, Incorporated, a Delaware corporation (the “Company”). The Offer is being made in connection with the Agreement and Plan of Merger, dated June 28, 2007, among the Offeror, Parent and the Company. We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $32.25 per Share, net to you in cash without interest, less any required withholding tax.

2. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Tuesday, August 7, 2007, unless extended (as extended, the “Expiration Date”).

3. The Offer will be conditioned upon, among other things, (1) the valid tender of the number of Shares that would represent a majority of the sum of (a) all Shares outstanding as of the scheduled expiration of the Offer plus (b) all Shares issuable upon exercise of Company stock options and other rights to acquire Shares (excluding the Company’s convertible notes) outstanding as of the scheduled expiration of the Offer with an exercise price less than $32.25 and which are vested as of the scheduled expiration of the Offer or would vest within two months after the scheduled expiration of the Offer and (2) the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the antitrust laws of the People’s Republic of China.

4. Any stock transfer taxes applicable to the sale of Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at DTC are actually received by the Depositary.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Komag, Incorporated
by
State M Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 11, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by State M Corporation to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Komag, Incorporated.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:  *

Account Number:

Dated:

* Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature(s):

Name(s):
(Please Print)

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date:  , 2007